UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 7, 2014

INCYTE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-27488 (Commission File Number)	94-3136539 (I.R.S. Employer Identification No.)

Experimental Station
Route 141 & Henry Clay Road
Building E336
Wilmington, DE	19880
(Address of principal executive offices)	(Zip Code)

(302) 498-6700

(Registrant’s telephone number,
including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors Or Certain Officers; Election Of Directors; Appointment Of Certain Officers; Compensatory Arrangements Of Certain Officers.

(b)

On January 7, 2014, Dr. Paul A. Friedman advised the Board of Directors (the “Board”) of Incyte Corporation (the “Company”) that he intended to retire as President and Chief Executive Officer effective January 13, 2014.  Dr. Friedman will continue to serve as a member of the Board.

(c) and (d)

On January 13, 2014, the Company announced that it has appointed Hervé Hoppenot as President and Chief Executive Officer, effective January 13, 2014.  Mr. Hoppenot has also been appointed to the Board effective January 13, 2014.

Biographical Information. Mr. Hoppenot, age 53, served as the President of Novartis Oncology, Novartis Pharmaceuticals Corporation, the U.S. subsidiary of Novartis AG, a pharmaceutical company, from January 2010  to January 2014.  Prior to that, Mr. Hoppenot served in other executive positions at Novartis Pharmaceuticals Corporation, serving from September 2006 to January 2010 as Executive Vice President, Chief Commercial Officer of Novartis Oncology and Head of Global Product Strategy & Scientific Development of Novartis Pharmaceuticals Corporation and from 2003 to September 2006 as Senior Vice President, Head of Global Marketing of Novartis Oncology.  Prior to joining Novartis, Mr. Hoppenot served in various increasingly senior roles at Aventis S.A. (formerly Rhône-Poulenc S.A.), a pharmaceutical company, including as Vice President Oncology US of Aventis Pharmaceuticals, Inc. from 2000 to 2003 and Vice President US Oncology Operations of Rhone-Poulenc Rorer Pharmaceuticals, Inc. from 1998 to 2000.

Compensation Arrangements. In connection with his appointment as President and Chief Executive Officer, Mr. Hoppenot and the Company entered into an offer of employment letter (the “Offer Letter”) dated as of January 3, 2014 and an employment agreement (the “Agreement”) dated as of January 11, 2014.

Pursuant to the Offer Letter, upon commencement of employment Mr. Hoppenot is entitled to an initial base salary of $800,000 and will participate in the Company’s annual Incentive Compensation Plan with a funding target for a cash bonus under such Plan of 100% of his annual base salary and a minimum bonus for 2014 of $800,000.  Beginning in 2015, Mr. Hoppenot’s base salary will be reviewed annually by the Compensation Committee. Future bonuses under the Incentive Compensation Plan will be determined by the Compensation Committee in its discretion based on the achievement of performance goals to be determined annually by the Board. Mr. Hoppenot is also entitled to receive a signing bonus of $2,200,000, one quarter of which is payable upon commencement of employment and the remainder of which is payable in equal installments on the first day of each of the second, third and fourth calendar quarters of 2014. Except as otherwise provided in the Agreement, Mr. Hoppenot must remain employed by the Company through the first calendar day of each such quarter in order to receive the respective quarterly portion of the signing bonus.

Mr. Hoppenot will receive an initial award in early 2014 of stock options or performance shares, or a combination thereof, under the Company’s 2010 Stock Incentive Plan (or a successor plan or related agreement) with an aggregate value as of the grant date equal to $4,500,000, determined under generally accepted accounting principles consistent with the valuation of the Company’s equity incentives.  Mr. Hoppenot will be eligible to receive future annual equity awards as determined by the Compensation Committee, and all such equity awards, including the initial award, will be subject to vesting or attainment of performance criteria, as applicable, at the same levels as apply to awards of the same type granted to the Company’s other senior executives for the same fiscal year.  Mr. Hoppenot will also receive a one-time grant of 400,000 restricted stock units (“RSUs”). Each RSU represents the right to acquire one share of the Company’s common stock.  Vesting of the RSUs will be subject to Mr. Hoppenot’s continued employment on the applicable vesting dates, with one-sixth of the RSUs vesting at the end of each of the calendar years 2014 through 2019, subject to earlier acceleration of vesting upon the occurrence of certain events in accordance with the terms of the Agreement.

The Agreement provides for certain payments and benefits in the event of termination of Mr. Hoppenot’s employment with the Company as follows (capitalized terms not defined in this Report have the meanings ascribed to them in the Agreement, a copy of which has been filed as Exhibit 10.2 to this Report):

If Mr. Hoppenot voluntarily terminates his employment with the Company other than for Good Reason and other than in a Change in Control Employment Period, the Company will pay Mr. Hoppenot, to the extent not already paid, his annual base salary through the date of termination, any deferred compensation and any accrued vacation pay.

If Mr. Hoppenot terminates his employment with the Company without Change in Control Good Reason in the 24-month period following a Change in Control (the “Change in Control Employment Period”), the Company will pay Mr. Hoppenot, to the extent not already paid, his annual base salary through the date of termination, any deferred compensation, any accrued vacation pay, and an amount equal to a pro rata portion of his target bonus calculated according to the number of days he worked through the date of termination in the current fiscal year.

If, at any time other than during the Change in Control Employment Period, Mr. Hoppenot’s employment is terminated by the Company without Cause or by Mr. Hoppenot for Good Reason, the Company will pay Mr. Hoppenot, to the extent not already paid, his annual base salary through the date of termination, his signing bonus, any deferred compensation, any accrued vacation pay, and an amount equal to a pro rata portion of his target bonus calculated according to the number of days he worked through the date of termination in the current fiscal year. In addition, the Company will pay him an amount equal to the sum of 1.5 times his annual base salary and the greater of his current target bonus or his bonus amount for the preceding fiscal year. The Agreement also provides that Mr. Hoppenot’s stock options and RSUs (other than his one-time grant of 400,000 RSUs) will vest as to the amount that would have vested had he continued to work for the Company for an additional 18 months. All options would continue to be exercisable for 180 days following the date of termination. In addition, the Agreement provides that the 400,000 RSUs granted in connection with joining the Company will vest as to 100% of the amount that would have vested had he continued to work for the Company for an additional 12 months and vest as to 50% of the amount that would have vested had he continued to work for the Company for an additional 12 months subsequent to the initial 12 months after the date of termination. The Agreement also provides for the payment of COBRA premiums by the Company, or the cash equivalent thereof, for Mr. Hoppenot and his family for up to 12 months, outplacement services for up 12 months, as well as payment with respect to any other accrued amounts under other of the Company’s benefits arrangements.

If during the Change in Control Employment Period Mr. Hoppenot’s employment is terminated by the Company without Cause or by Mr. Hoppenot for Change in Control Good Reason, the Company will pay Mr. Hoppenot, to the extent not already paid, his annual base salary through the date of termination, his signing bonus, any deferred compensation, any accrued vacation pay, and an amount equal to a pro rata portion of his target bonus calculated according to the number of days he worked through the date of termination in the current fiscal year. In addition, the Company will pay him an amount equal to three times the sum of his current annual base salary and the greater of his current target bonus or his bonus amount for the preceding fiscal year. The Agreement also provides that in the event of such a termination, all of Mr. Hoppenot’s unvested RSUs and unvested stock options will vest in full, and all stock options will remain exercisable for 12 months following his termination. In addition, all performance shares will vest in full and be settled assuming the target level of performance has been achieved.  The Agreement also provides for the continuation of benefits for Mr. Hoppenot his family for up to 36 months, outplacement services for up 12 months, as well as payment with respect to any other accrued amounts under other of the Company’s benefits arrangements.

The Company has also agreed to maintain for a period of six years commencing on the date of employment an insurance policy pursuant to which $15 million would be payable to Mr. Hoppenot or his estate in the event of disability or death.  Under the Agreement, Mr. Hoppenot is subject to non-solicitation/non-hiring and non-disparagement covenants that extend two years from termination of employment. Upon certain breaches of those covenants after termination of employment, Mr. Hoppenot must forfeit all of his unvested stock options, stock appreciation rights, restricted stock units, performance shares, and the gain or income realized from the exercise, vesting or settlement of the same within 24 months prior to the breach.

The Company and Mr. Hoppenot also entered into an Indemnity Agreement, the form of which has been filed as Exhibit 10.5 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

The above description of the Offer Letter, Agreement and initial RSUs does not purport to be complete and is qualified in its entirety by the full text of the Offer Letter, Agreement, and Restricted Stock Unit Award Agreement, copies of which are filed herewith as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(d)                                 Exhibits

10.1                        Offer of Employment Letter dated as of January 3, 2014.

10.2                        Employment Agreement between the Company and Hervé Hoppenot dated as of January 11, 2014.

10.3                        Restricted Stock Unit Award Agreement between the Registrant and Hervé Hoppenot dated January 13, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 13, 2014

INCYTE CORPORATION

	By:	/s/ Eric H. Siegel
Eric H. Siegel
Executive Vice President and
General Counsel